Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Common Stock, par value $0.0001 per share	2,132,581	$1.765	$3,764,005.47	0.00014760	$555.57

(1)	This Registration Statement registers 2,132,581 shares of common stock of the Registrant issuable upon the exercise of warrants (the “warrants”) acquired by the selling stockholders in a private placement transaction on May 7, 2024. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on May 28, 2024.